UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 16, 2010

CAPE BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-33934	26-1294270
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

225 North Main Street, Cape May Courthouse, New Jersey	08210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:                                                                                     (609) 465-5600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
      CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Roy Goldberg and Mr. Mark Benevento were elected to the Boards of Directors of Cape Bancorp, Inc. (the “Company”) and Cape Bank (the “Bank”) effective August 16, 2010. There were no arrangements or understandings between Mr. Goldberg and any other person pursuant to which Mr. Goldberg was selected as a director of the Company or the Bank. There were no arrangements or understandings between Mr. Benevento and any other person pursuant to which Mr. Benevento was selected as a director of the Company or the Bank.

The Company does not pay fees for service on its Board of Directors or Board committees.  However, each of the members of the Company’s Board of Directors also serves as a director of the Bank and earns fees in that capacity. Each non-employee director receives an annual stipend of $20,000 (payable bi-weekly) as well as a range of $350 to $500 for each committee meeting attended.

No decision has yet been made regarding the committees, if any, on which either Mr. Goldberg or Mr. Benevento will serve.

Messrs. Goldberg and Benevento each have an outstanding loan with Cape Bank.  These loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Cape Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Item 9.01.                                Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.	Not Applicable.
(b)	Pro Forma Financial Information.	Not Applicable.
(c)	Shell Company Transactions.	Not Applicable.
(d)	Exhibits.	Not Applicable.

                                         SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAPE BANCORP, INC.
DATE: August 19, 2010	By: /s/ Guy Hackney
Guy Hackney
Chief Financial Officer